                            REVOLVING LOAN AGREEMENT
                            ------------------------

   THIS REVOLVING LOAN AGREEMENT (this "Agreement"), dated and effective as of 1/st/ day of June, 1998, by and between Mercantile Bank ("Bank"), a Kansas state bank with its principal place of business at 4700 West 50/th/ Place, Roeland Park, Kansas 66205 and BRADFORD M. JOHNSON D/B/A HERON HILL PARTNERS ("Borrower"), an INDIVIDUAL with its principal place of business at SHAWNEE MISSION, KANSAS 66208-0208 has reference to the following facts and circumstances:

   A. Borrower has requested that Bank loan monies to Borrower and Bank, in the event it accepts this Agreement in writing, will lend monies to Borrower pursuant hereto.

   NOW, THEREFORE, in considerations of any loan or advance or grant of credit hereafter made by Bank to or for the benefit of Borrower and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                           1.  DEFINITIONS AND TERMS
                               ---------------------

1.1 The following terms and/or phrases shall have the meanings set forth and shall be applicable to the singular and plural form, giving effect to the numerical difference; whenever the context so requires, the use of "it" in reference to Borrower shall mean Borrower as identified at the beginning of this Agreement:

   (A) "Affiliate": any person that, directly or indirectly, through one or more
        ---------
       intermediaries, controls the Borrower (a "Controlling Person") or any Person (other than the Borrower or a subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

   (B) "Borrower's Liabilities":  all obligations and liabilities of Borrower to
        ----------------------
       Bank (including, but not limited to, all debts, claims and indebtednesses) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement, the Note or any Other Agreements, instruments and/or documents heretofore, now and/or from time to time hereafter executed by, and/or on behalf of Borrower, and delivered to Bank, or by operation of law or otherwise.

   (C) "Borrower's Obligations":  all terms, conditions, warranties,
        ----------------------
       representations, agreements, undertakings, covenants and provisions (other than Borrower's Liabilities) to be performed, discharged, kept, observed or complied with by Borrower pursuant to this Agreement or under any Other Agreements, instruments and/or documents heretofore, now and/or from time to time hereafter executed by, and/or on behalf of, Borrower, and delivered to Bank.

   (D) "Business Day":  any day other than a Saturday, Sunday or legal holiday
        ------------
       observed by Bank.

   (E) "Charges":  all Federal, State, County, City and/or other governmental
        -------
       taxes, levies, assessments, charges, claims or encumbrances upon and/or relating to Borrower's business, Borrower's ownership and/or use of any of its assets and/or Borrower's income and/or gross receipts.

   (F) "Credit":  the definition ascribed to this term in Section 2.1.
        ------

   (G) "Environmental Law":  the definition ascribed to this term in Section
        -----------------
       4.1(E).

   (H) "Event of Default":  the definition ascribed to this term in Section 6.1.
        ----------------

   (I) "Financials":  those financial statements of Borrower, if any,
        ----------
       heretofore, concurrently herewith or hereafter delivered by or on behalf of Borrower to Bank.

   (J) "Guarantor":  any Person which has guaranteed to Bank the payment,
        ---------
       collection or performance of all or any portion of Borrower's Liabilities and/or Borrower's Obligations and/or has granted to Bank a security interest in, or lien or encumbrance upon, some or all of such Person's real and/or personal property to secure the payment and/or performance of all or any portion of Borrower's Liabilities and/or Borrower's Obligations.

   (K) "Indebtedness":  all obligations and liabilities of Borrower to any
        ------------
       Person other than Bank (including, but not limited to, all debts, claims and indebtednesses) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidence, created, incurred, occurred or owing and howsoever arising, whether under written or oral agreement, by operation of law, or otherwise.

   (L) "Loans":  the definition ascribed to this term in Section 2.1.
        -----

   (M) "Note":  the promissory note in the form attached hereto as Exhibit A to
        ----
       be executed and delivered by Borrower to Bank in evidence of the Credit (as defined in Section 2.1).

   (N) "Other Agreements":  all agreements, instruments and documents,
        ----------------
       including, but not limited to, loan agreements, security agreements, guaranties, mortgages, deeds of trust, notes, pledges, applications and agreements for letters of credit, letters of credit, advices of credit, bankers acceptances, notices, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower and delivered to Bank, or issued by Bank upon the application and/or other request of, and on behalf of, Borrower.

   (O) "Person":  any individual, sole proprietorship, partnership, joint
        ------
       venture, trust, unincorporated organization, association, corporation, institution, entity, part or government (whether national, federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof).

   (P) "Termination Date":  June 1, 1999, or such later date to which it may be
        ----------------
       extended pursuant to Section 7.12.

   (Q) "Unmatured Event of Default":  any event or condition which, with the
        --------------------------
       lapse of time or giving notice to Borrower or both, would constitute an Event of Default.

1.2 Except as otherwise defined in this Agreement, all accounting words, terms and/or phrases used herein shall have the meanings customarily given them in accordance with generally accepted accounting principles.

                            2. CREDIT: GENERAL TERMS
                               ---------------------

2.1 Subject to the terms and conditions of this Agreement and the Other Agreements and provided that an Event of Default or Unmatured Event of Default, does not then exist, Bank agrees to make such loans or advances (individually a "Loan" and collectively, the "Loans") to Borrower, as Borrower may from time to time request, of up to, but not in excess of, $3,000,000.00 at any time outstanding (the "Credit"). Loans made by Bank may be repaid, and subject to the terms and conditions hereof, reborrowed to, but not including the Termination Date, unless the Credit is otherwise terminated as provided in this Agreement. In the event the outstanding principal balance of the Loans exceeds the limitations set forth above, Borrower shall immediately and without notice or demand, make the necessary payments to eliminate such excess.

2.2 All loans made hereunder and other liabilities of Borrower arising hereunder shall be paid by Borrower on the Termination Date, unless payable sooner pursuant to the terms of this Agreement and/or the Note, but may, at Borrower's election, be repaid in whole or in part any time prior to such date without premium or penalty unless otherwise stated in the Note.

2.3 All fees, and all interest payable in respect of the Credit, shall be computed on the basis of a year of 360 days, and charged for the actual number of days elapsed. Whenever any payment to be made under this Agreement, the Note or the Other Agreements shall be due on a non Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest due upon the Credit.

2.4 If Bank shall determine any time after the date that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its obligations hereunder to a level below that which Bank could have achieve, but for such adoption, change or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material, then Borrower shall pay to Bank upon demand such amount or amounts. In addition to the amounts payable under the provisions of this Agreement or the Other Agreements, as will compensate Bank for such reduction. Determinations by Bank for purposes of this Section of the additional amount or amounts required to compensate Bank shall be conclusive in the absence of manifest error. In determining such amount or amounts, Bank may use any reasonable averaging and attribution methods.

                    3. CONDITIONS PRECEDENT TO DISBURSEMENT
                       ------------------------------------

3.1 (A) The obligation of Bank to make the initial Loan to Borrower under the Credit is subject to the condition precedent that Bank shall have received each the following, duly executed and in form and substance satisfactory to Bank:

          (i)    Duly executed copy of this Agreement;

          (ii) Note, payable to the order of Bank and dated as of the date of the initial Loan;

          (iii)  Guaranty duly executed by N/A;

          (iv)   Subordination and Stand-By Agreement duly executed by N/A;

          (v) Secretary's Certificate, Partnership Certificate or affidavit or sole proprietorship (said form being dictated by Borrower's legal entity);

          (vi)   Security Agreement;

          (vii)  Pledge Agreement; and

          (viii) Such other opinions, documents, certificates or approvals as Bank reasonably may request.

   (B) The obligation of Bank to make the initial Loan and each subsequent Loan is subject to satisfaction of the following conditions precedent:

       (i) No change in the condition or operations, financial or otherwise, of Borrower shall have occurred, which change, in the reasonable credit judgment of Bank may have a material adverse effect on Borrower;

      (ii) Before and after giving effect to such Loan, no Event of Default or Unmatured Event of Default shall have occurred and be continuing hereunder; and

     (iii) Before and after giving effect to such Loan, all representations and warranties of Borrower hereunder and/or under the Other Agreements shall be true and correct as though made on the date of such Loan.

                       4. REPRESENTATIONS AND WARRANTIES
                          ------------------------------

4.1 To induce Bank to enter into this Agreement and to make Loans to Borrower, Borrower makes the following representations and warranties to Bank, all of which shall survive the execution of this Agreement and the making of the initial Loan:

   (A) Borrower is an individual duly organized and existing and in good standing under the laws of the jurisdiction in which it was incorporated and/or established, and has all requisite power and authority, corporate and/or otherwise, to conduct its business and to own its properties. Borrower is duly licensed and/or qualified to do business and in good standing in all jurisdictions in which the laws thereof require Borrower to be so licensed and/or qualified.

   (B) The execution, delivery and performance by Borrower of this Agreement and the Other Agreements, are within the powers of Borrower, corporate or otherwise, have been duly authorized by all necessary action and do not and will not: (i) require any consent or approval of the stockholders of Borrower; (ii) violate any provision of any certificate or articles of incorporation, by-laws, partnership agreement or other agreements of Borrower or of any law, rule, regulation, order, will, judgment, injunction, decree, determination or award binding upon or applicable to Borrower; (iii) require the consent of approval of, or filing or registration with, any governmental body, agency or authority; and/or
       (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Borrower. This Agreement and the Other Agreements constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting the enforcement of creditor's right or by general principles of equity.

   (C) Borrower is not an "Investment company" or a company "controlled" by an "Investment company" within the meaning of the Investment Company Act of 1940, as amended.

   (D) All employee pension and benefit plans subject to the Employee Retirement Income Security Act of 1974 ("ERISA") which are maintained for employees of Borrower, are in compliance in all material respects with the applicable provisions of ERISA.

   (E) The operations of Borrower comply in all respects with the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law or any other federal, state or local laws, rules, regulations, orders or decrees (collectively, "Environmental Laws") relating to, or imposing liabilities or standards of conduct concerning any hazardous substances, pollutants, contaminants, toxic or dangerous waste, substance or material defined as such in any

       Environmental Law. There are no actions or proceedings which are pending, or to the knowledge of Borrower threatened, against Borrower under any Environmental Law.

   (F) The Financials, copies of which have been furnished to Bank, are complete and correct and fairly present the financial condition of Borrower as of the dates referred to therein, and the results of their operations for the periods then ended, all in accordance with generally accepted accounting principles applied on a consistent basis. Since the date thereof, there has been no material adverse change in the property, financial condition or business operations of Borrower.

   (G) Borrower has and at all times hereafter shall have good and marketable title to all of its assets, real and personal, free and clear of all liens, security interests, mortgages, claims and/or encumbrances except those granted in favor of Bank, those existing as of the date of this Agreement as reflected in the Financials and/or otherwise disclosed therein and those referred to in Section 5.1(a) hereof.

   (H) Except for trade payables arising in the ordinary course of its business since the dates reflected in the Financials and/or as otherwise disclosed therein, Borrower has no indebtedness.

   (I) Borrower is not in default with respect to any indenture, loan agreement, mortgage, deed of trust or similar agreement relating to the borrowing of monies to which it is a party or by which it is bound.

   (J) Borrower has and is in good standing with the respect to all governmental permits, certificate, consents and franchise necessary to continue the conduct of business conducted by it and to own or lease and operate its properties as now owned or leased by it.

   (K) Borrower is not a party to any agreement, Instrument or undertaking, or subject to any other restriction (i) which materially or adversely affects, or may in the future so affect, the property, financial condition or business operations of Borrower, or (ii) under or pursuant to which Borrower is or will be required to place (or under which any other Person may place) a lien upon any of its properties to secure payment and/or performance of any liability or obligation, either upon demand or upon the happening of any condition or event, with or without demand.

   (L) There are no actions or proceedings which are pending or threatened against Borrower, which (i) related to the execution, delivery or performance of this Agreement and/or any of the Other Agreements, or (ii) would cause any material adverse change in the property, financial condition or business operations of Borrower.

   (M) The proceeds of any Loan shall be used for proper business purposes and consistently with all applicable laws and statutes. Borrower is not in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

   (N) No Information, exhibit or report furnished by Borrower to Bank in connection with the negotiation, execution or future performance of this Agreement, contains any false or misleading Information or misstatement of any facts.

                                  5. COVENANTS
                                     ---------

5.1 So long as any of Borrower's Liabilities shall remain unpaid, Borrower shall not do any of the following without the prior written consent of
     Bank:

   (A) Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or assets now owned or hereafter acquired by Borrower, except (i) such as exist and/or are granted to Bank hereunder or under any of the Other Agreements; (ii) liens for Charges which are not yet due and payable;
       (iii) mechanics', materialmen's, bankers', warehousemen's and similar liens arising in the ordinary course of business and securing obligations of Borrower that are not over due for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings diligently pursued; (iv) liens arising in connection with worker's compensation, unemployment insurance, pensions and social security benefits which are not over due or are being contested in good faith by appropriate proceedings, diligently pursued; (v) liens arising for purchase money acquisitions as permitted in section 5.1 (B) below; or
       (vi) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially detract from the value or impair the use of such real property.

   (B) Incur or permit to exist any Indebtedness except (i) Indebtedness under the terms of this Agreement; (ii) Indebtedness hereafter incurred in connection with liens permitted under Section 5.1(A) hereof; (iii) Indebtedness for purchase money acquisitions not in excess of an aggregate amount of $ N/A at any point in time; and (iv) other Indebtedness approved in writing by Bank.

   (C) Permit or suffer any levy, attachment or restraint to be made affecting any of its assets or permit or suffer any receiver, trustee or assignee for the benefit of creditors, or any other custodian to be appointed to take possession of all or any of Borrower's assets.

   (D) Acquire any other business or make any loan, advance or extension of credit to, or investment in, any other Person, or create or participate in the creation of any subsidiary or joint venture, except: (i) investments in (a) Bank repurchase agreements, (b) savings accounts or certificates of deposit in a financial institution of recognized standing, (c) obligations issued or fully guaranteed by the United States and (d) prime commercial paper maturing within ninety (90) days of the date of acquisition by Borrower; (ii) loans and advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances and similar items; and (iii) investments shown on the Financials, provided that such investments shall not be increased.

   (E) Liquidate or dissolve, or merge with or into or consolidate with or into any other Person, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than sales made in the ordinary course of business), amend, modify or supplement Borrower's certificate or articles of Incorporation, bylaws, partnership agreement or other document evidencing the existence of Borrower as a legal entity.

   (F) Discount or sell with recourse, or sell for less than the face amount thereof, any of its notes or accounts receivable, whether now owned or hereafter acquired.

   (G) Guaranty or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person, other than in connection with the endorsement of instruments or items for payment or deposit or collection in the ordinary course of its business.

   (H) Enter into any transaction, including, but not limited to, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, or enter into, assume or suffer to exist any employment, consulting or other like contract with any Affiliate or any officer, director or partner of any Affiliate, except a transaction or contract which is in the ordinary course of business and is upon fair and reasonable terms no less favorable than would be obtained in a comparable arms-length transaction with a person not an Affiliate.

5.2 So long as any of Borrower's Liabilities shall remain unpaid, Borrower shall do all of the following, unless waived in writing by Bank:

   (A) Maintain insurance in such amounts and against suck risks as are customary by companies engaged in the same or similar businesses and similarly situated.

   (B) Maintain standard and modern system for accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods and consistent with those applied in the preparation of the Financials, and furnish to Bank such information respecting the business, assets and financial condition of Borrower as Bank reasonably may request and, without request, furnish to Bank: (i) within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of Borrower, consolidated and/or, if applicable, consolidating balance sheet(s) and statement(s) of income and surplus of Borrower and its consolidated subsidiaries as of the close of such quarter and of the comparable quarter in the preceding fiscal year in reasonable detail and accompanied by a certificate of the chief financial officer of Borrower stating that such statements re true and correct (subject to audit and normal year-end adjustment) and that, as of the close of the last period covered in such financial statements, no condition or event had occurred which constitutes an Event of Default or Unmatured Event of Default hereunder (or if there was such a condition or event, specifying the same): and (ii) as soon as available, an in any event within ninety (90) days after the close of each fiscal year of Borrower, a copy of the detailed long-form audit report for such year and accompanying consolidated and/or, if applicable, consolidating financial statements of Borrower and its consolidated subsidiaries, as prepared by independent certified public accountants selected by Borrower and satisfactory to Bank.

   (C) Permit representatives of Bank to visit and inspect any of the properties and examine any of the books and records of Borrower at any reasonable time and as often as reasonably may be desired.

   (D) Possess and maintain all necessary franchises, patents, trademarks, trad names, copyrights and licenses to conduct its respective business(es).

                                  6.  DEFAULT
                                      -------

6.1 The occurrence of any one of the following shall constitute a default ("Event of Default") by Borrower under this Agreement:

   (A) If Borrower shall fail to pay any of Borrower's Liabilities, when due and payable, or declared due and payable:

   (B) If Borrower shall default in the performance or observance of any of Borrower's Obligations (not constituting an Event of Default under any other clause of this Section 6.1:

   (C) If any representation, warranty, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Bank is not true and correct in any material respect when made or deemed made:

   (D) If Borrower, or any Guarantor shall (i) become insolvent, (ii) not be paying their respective debts generally as such debts become due, (iii) make an assignment for the benefit of creditors or cause or suffer any of their respective assets to come within the possession of any receiver, trustee or custodian, (iv) have a petition filed by or against any of them under the Bankruptcy Reform Act of 1978, as amended, or any similar law or regulation, (v) have any or their respective assets attached, seized, or levied upon or (vi) otherwise become the subject of any insolvency or creditor enforcement proceedings:

   (E) If Borrower shall default in the payment, when due, whether by acceleration or otherwise, of any Indebtedness or Borrower, and such default is declared and is not cured within the time, if any, specified therefore in any agreement governing the same, or any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of Borrower or enables the holder thereof to accelerate the maturity of any such Indebtedness;

   (F) The death or incompetency of any individual Guarantor or the appointment of a conservator for all or any portion of any such Guarantors assets:

   (G) If one or more judgements or decrees shall be entered against Borrower involving, individually, or in the aggregate, a liability of $10,000.00 or more and such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within sixty (60) days after the entry thereof:

   (H) If this Agreement or any of the Other Agreements, including, but not limited to, the Note, at any time after their respective execution and delivery, shall cease to be in full force and effect, shall be declared null and void, shall be revoked or terminated or shall be subject to any contest by any Person as to their validity and/or enforceability, for any reason, or if Borrower shall for any reason deny any further liability to the Bank hereunder and thereunder; or

   (I) The occurrences of any default or Event of Default under any of the Other Agreements which is not cured within the time, if any, specified in such Other Agreements.

6.2 Upon the occurrence of any Event of Default or upon the occurrences, and during the continuance of any of the events described in Section 6.1 notwithstanding Borrower's right to cure same), Bank shall have no further obligation to, and may then forthwith cease making Loans to or for the benefit of Borrower under this Agreement and the Other Agreements without any notice to Borrower. Upon an Event f Default, without notice by Bank to or demand by Bank of Borrower, Borrower's Liabilities shall be immediately due and payable. Bank, in its sole discretion, upon an Event of Default may exercise one or more of the rights and remedies accruing to Bank under this Agreement or any of the Other Agreements and/or applicable law upon default by a Borrower, including, but not limited to, the right to set off and/or reduce to cash and apply to the payment of any of Borrower's Liabilities, any monies, reserves, deposits, certificates of deposit, deposit accounts and interest and dividends thereon, securities, cash and other property in the possession of or under the control of Bank or any of Bank's Affiliates (as defined in section 7.10).

                               7.  MISCELLANEOUS
                                   -------------

7.1 Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Liabilities and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply any and all such payments in such manner as Bank may deem advisable, notwithstanding an entry by Bank upon any of its books and records.

7.2 This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Bank. Borrower may not sell, assign or transfer this Agreement or the Other Agreements or any portion thereof, including, but not limited to, Borrower's rights, titles, interests, remedies, powers and/or duties thereunder. Borrower consents to Bank's grant of participations in or sale, assignment, transfer or other disposition, at any time or from time to time hereafter, of this Agreement or the Other Agreements, or any portion thereof, including, but not limited to, Bank's rights, titles, interests, remedies, powers and/or duties.

7.3 Bank's failure at any time or time hereafter to require strict performance by Borrower or failure to enforce Bank's rights, under any provision of this Agreement or the Other Agreements shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith or to enforce Bank's rights. Any suspension or waiver by Bank of an Event of Default shall not suspend, waive or affect any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement and the Other Agreements, and no Event of Default by Borrower under this Agreement and the Other Agreements, shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing signed by an officer of Bank and directed to Borrower specifying such suspension or waiver.

7.4 If any provision of this Agreement or the Other Agreements or the application thereof is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby and the provisions of this Agreement and the Other Agreements shall be severable in any such instance.

7.5 This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Bank. this provision, however, shall not be deemed to modify Section 7.2 hereof.

7.6 Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive with respect to this Agreement by virtue of any applicable statute or law, and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Borrower may in any way be liable and hereby ratifies and confirms whatever Bank may do in this regard.

7.7 Upon demand by Bank, Borrower shall reimburse Bank for all costs, fees and expenses incurred by Bank or for which Bank becomes obligated, in connection with the negotiation, preparation and conclusion of this Agreement and the Other Agreements, including, but not limited to, all fees, costs and expenses of attorneys retained by Bank (including, but not limited to, attorneys who are employees of bank and/or any of its Affiliates).

7.8 This Agreement and the Other Agreements are submitted by Borrower to Bank (for Bank's acceptance or rejection thereof) at Bank's principal place of business as an offer by Borrower to borrow monies from Bank and shall not be binding upon Bank or become effective until and unless accepted by Bank, in writing, at said place of business. If so accepted by Bank, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. This Agreement and the Other Agreements shall be governed and controlled by the internal laws of the State of Kansas as to interpretation, enforcement, validity, construction, effect and in all other respects, without reference to principles of choice of law.

7.9  Jurisdiction.  TO INDUCE BANK TO ACCEPT THIS AGREEMENT AND ALL OTHER
     ------------
     AGREEMENTS RELATED HERETO, BORROWER HEREBY IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR ANY AGREEMENT RELATED HERETO OR ANY COLLATERAL HELD BY BANK IN CONNECTION HEREWITH OR THEREWITH SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE STATE OF KANSAS OR THE STATE OR MISSOURI. BORROWER HERE BY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN EITHER OF SAID JURISDICTIONS. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT IN ACCORDANCE WITH THIS SECTION. BORROWER AND A BANK IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER AND BANK ARE PARTIES.

7.10 To the extent permitted by applicable law, if at any time or times hereafter Bank employs counsel (including, but not limited to, attorneys who are employees of Bank and/or any of its affiliates) (A) for advice or other representation with respect to this Agreement, the Note or the Other Agreements or the administration of the Credit, (B) to represent Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or take any other action in or with respect to any such matter, or (C) to enforce any rights of Bank against Borrower and/or any Guarantor, the reasonable costs, fees and expenses incurred by Bank in any manner or way with respect to the foregoing, shall be part of Borrower's Liabilities, payable by Borrower to Bank on demand. For purposes of this Agreement "affiliate" of the Bank shall include, but not be limited to, Mercantile Bancorporation Inc. ("MBI") and any banking or non-banking subsidiary of MBI, whether owned, controlled by, controlling or under common control with MBI directly or indirectly through any subsidiary.

7.11 To the extent that Bank receives any payment on account of Borrower's Liabilities, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, sate or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower's Liabilities, or part thereof intended to be satisfied shall be revived and continue in full force and effect as if such payment(s) had not been received by Bank and applied on account of Borrower's Liabilities.

7.12 This Agreement shall terminate on the maturity of the Note, including, but not limited to, any and all renewals and extensions thereof, if any, unless the Credit is otherwise terminated pursuant to the terms of this Agreement. The extension or renewal of any Note evidencing credit hereunder shall automatically extend the Termination Date of this Agreement to the maturity date of such extended or renewed Note unless the Credit is otherwise terminated pursuant to the term hereof. Borrower may terminate the Credit at any time upon written notice to Bank and payment in full of the outstanding principal balance of, and accrued and unpaid interest on, the Loans and all other of Borrower's Liabilities under this Agreement. Notwithstanding anything stated herein to the contrary all of Bank's rights and remedies, the liens and security interest of Bank in the Collateral and all of borrower's Liabilities shall survive termination of the Credit extended to Borrower hereunder until all of the Borrower's Liabilities have been paid in full. The termination or cancellation of the Credit shall not affect or impair the liabilities and obligations of Borrower and/or any Guarantor or any one or more of them to Bank or Bank's rights with respect to any Loans and advances made and other Borrower's Liabilities incurred prior to such termination or with respect to the Collateral.

7.13 All notices, requests and other communications to any party hereunder shall be in writing (including, but not limited to , bank wire, telex or similar writing) and shall be given to such party at its address or telex number set forth on the signature pages hereof or such other address or telex number as such party may hereafter specify. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answer back is received, (ii) if given by mail, 72 hours after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

     NOTICE.  THIS AGREEMENT IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT
     -------
BETWEEN BORROWER AND BANK, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN BORROWER AND BANK. IF THERE ARE ANY ADDITIONAL TERMS, THEY ARE REDUCED TO WRITING AS
FOLLOWS:

--------------------------------------------------------------------------------
                NONE
--------------------------------------------------------------------------------

-----------------------------------

  I/WE AFFIRM THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN BORROWER AND BANK.

BORROWER:                              BANK:
___________________________________
BRADFORD M. JOHNSON D/B/A              MERCANTILE BANK
-------------------------------------
HERON HILL PARTNERS
-------------------
X  \s\ Bradford M. Johnson             By: \s\ James A. Thomas
-------------------------------------  ----------------------------------------
                                       JAMES A. THOMAS, VICE PRESIDENT



THIS SECTION IS ALSO MADE PART OF THIS AGREEMENT IN COMPLIANCE WITH MO. REV. STAT. (S)432.045. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU, THE BORROWER, AND US, THE BANK, FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN HIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

   IN WITNESS WHERE OF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

BORROWER
------------------------------
BRADFORD M. JOHNSON D/B/A
------------------------------
HERON HILL PARTNERS
------------------------------
X  \s\ Bradford M. Johnson
------------------------------


MAILING ADDRESS
------------------------------
------------------------------
SHAWNEE MISSION, KS 66208-0208
------------------------------
------------------------------
------------------------------

Accepted this 1/st/ day of JUNE, 1998.


                              BANK:
                              MERCANTILE BANK

                              By: \s\ James A. Thomas
                                 ---------------------------------------

                              Title:    JAMES A. THOMAS, VICE PRESIDENT
                                    ------------------------------------

                              Address:
                                         P.O. Box 419147
                                         KANSAS CITY, MO 64141-6147